                                                                    EXHIBIT 11.1

                      INFINITY FINANCIAL TECHNOLOGY, INC.
              STATEMENT OF COMPUTATION OF NET INCOME PER SHARE(1)
               (In thousands, except per share data - unaudited)


                                                         Three Months Ended     Nine Months Ended
                                                             September 30,         September 30,
                                                         ------------------     ------------------
                                                           1997       1996       1997        1996
                                                         ---------  -------     -------    -------
Net income..........................................     $   2,186  $ 1,294     $ 5,375    $ 3,777
                                                         =========  =======     =======    =======
PRIMARY:
Weighted average common shares outstanding..........      18,917     12,151      18,545     11,945
Common stock equivalents:
      Preferred stock using the as if converted               --      3,083          --      3,083
        method......................................
      Stock options using the treasury stock method.       1,967      1,487       2,420      1,738
      ESPP shares using the treasure stock method...           7         --           9         --
Shares related to Staff Accounting Bulletin topic 4D:
      Shares of common stock........................          --        770          --        770
      Stock options.................................          --      1,272          --      1,272
                                                         -------    -------     -------    -------
Shares used in computing net income per share.......      20,891     18,763      20,974     18,808
                                                         =======    =======     =======    =======
Net income per share................................     $  0.10    $  0.07     $  0.26    $  0.20
                                                         =======    =======     =======    =======

FULLY DILUTED:
Weighted average common shares outstanding..........      18,917     12,151      18,545     11,945
Common stock equivalents:
      Preferred stock using the as if converted
        method......................................          --      3,083          --      3,083
      Stock options using the treasury stock method.       1,965      1,497       2,436      1,754
      ESPP shares using the treasure stock method...           7         --           9         --
Shares related to Staff Accounting Bulletin topic 4D:
      Shares of common stock........................          --        770          --        770
      Stock options.................................          --      1,272          --      1,272
                                                         -------    -------     -------    -------
Shares used in computing net income per share.......      20,889     18,773      20,990     18,824
                                                         =======    =======     =======    =======
Net income per share................................     $  0.10    $  0.07     $  0.26    $  0.20
                                                         =======    =======     =======    =======



(1) For an explanation of the number of shares used to compute net income per share, see notes to consolidated financial statements.